Exhibit 10.6

FIRST AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN GEORGE L. NASH, JR. AND URS E&C HOLDINGS, INC.

WHEREAS, George L. Nash, Jr. (the “Employee”) and URS E&C Holdings, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement effective as of March 27, 2014 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions.

NOW THEREFORE, the Employment Agreement is amended effective as of June 30, 2014, as follows:

A.                 Section 6(a) of the Employment Agreement hereby is amended in its entirety to read as follows:

(a) Definition. For all purposes under this Agreement, “Change in Control” shall mean the occurrence of any one or more of the following after May 28, 2014:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), through the acquisition or aggregation of securities, becomes the beneficial owner, directly or indirectly, of securities of URS Delaware representing more than fifty percent (50%) of the combined voting power of the then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors of URS Delaware;

(ii) any transaction, or series of transactions that occur within a twelve (12) month period, as a result of which the stockholders of URS Delaware immediately prior to the completion of the transaction (or, in the case of a series of transactions, immediately prior to the first transaction in the series) hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act or comparable successor rules) of the outstanding securities of the surviving entity, or, if more than one entity survives the transaction or transactions, the controlling entity, following such transaction or transactions; or

(iii) individuals who, as of May 28, 2014, were members of the Board of Directors of URS Delaware (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the members of the Board of Directors of URS Delaware; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

B.                Section 6(c) of the Employment Agreement hereby is amended in its entirety to read as follows:

(c) Change in Control Payment and Severance Benefits. If, during the Term and within one year after the occurrence of a Change in Control, either (i) Employee voluntarily resigns Employee’s employment for Good Reason or (ii) the Company terminates Employee’s employment for any reason other than Cause or Disability, and (iii) such termination of employment is a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Employee shall be entitled to receive a severance payment from the Company (the “Change in Control Payment”) and in addition shall be entitled to Severance Benefits in accordance with Subsection 7(a)(ii).  No Change in Control Payment shall be made in case of termination of employment of Employee by reason of resignation of Employee other than for Good Reason, death of Employee, or any other circumstance not specifically and expressly described in the immediately preceding sentence.  The Change in Control Payment shall be in an amount determined under Section 6(d) below.  The Change in Control Payment shall be made in a lump sum within ninety (90) days following Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of such Separation from Service, the Change in Control Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon Employee’s release becoming effective in accordance with its terms as described in Section 8.  The immediately preceding sentence and the requirement in clause (iii) of the first sentence of this Subsection 6(c) also shall be applicable to any payment, benefit or award provided pursuant to this Agreement, other than any payment, benefit or award provided under Section 7 (the terms of which shall be governed by the applicable provisions of Section 7), that is subject to Section 409A of the Code or any state law of similar effect and becomes vested or otherwise payable in connection with Employee’s termination of employment, notwithstanding anything to the contrary under the terms of any such payment, benefit or award.  The Change in Control Payment shall be: (i) in lieu of any further accrual of benefits under Section 4 with respect to periods subsequent to the date of the employment termination; and (ii) in lieu of any entitlement to a Severance Payment (as defined in Subsection 7(a)(i) below).

C.                Section 6(e) of the Employment Agreement hereby is amended in its entirety to read as follows:

(e)           Incentive Programs. If, during the Term, either (i) a Change in Control occurs on or before January 2, 2015 or (ii) a Change in Control occurs after January 2, 2015 and in the case of clause (ii), within one year after the occurrence of such Change in Control, either (X) the Employee voluntarily resigns Employee’s employment for Good Reason or (Y) the Company terminates Employee’s employment for any reason other than Cause or Disability, then as of the date of such Change in Control (in the case of clause (i)) or the date of such termination (in the case of clause (ii)), Employee shall become fully vested in all awards heretofore or hereafter granted to Employee under all incentive compensation, deferred compensation, bonus, stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by URS, except if and to the extent specifically provided to the contrary under the terms of any such plan or any specific grant or award made to Employee under any such plan.

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this First Amendment to the Employment Agreement, as of the day and year first above written.

George L. Nash, Jr.

/s/ George L. Nash, Jr.
George L. Nash, Jr.

URS E&C Holdings, Inc.

By:           /s/ Reed N. Brimhall
Name:           Reed N. Brimhall
Title:           Vice President

.